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                                   EXHIBIT 1
                                   ---------

                     IDENTIFICATION OF MEMBERS OF THE GROUP


1.   Raymond Scherr

2.   Janet Scherr

3. Raymond Scherr and Janet Scherr as Trustees of The Scherr Living Trust dated 4/3/90

4.   Ray and Janet Scherr Foundation


                              Page 11 of 12 pages